EXHIBIT 10.2
UNITED BANKSHARES, INC.
2006 STOCK OPTION PLAN
OPTION AGREEMENT
     THIS OPTION AGREEMENT, made as of ___ (“Grant Date”) by and between UNITED BANKSHARES, INC. (“the Company”) and XXXXXXX (“Employee”).
     WHEREAS, the United Bankshares, Inc. 2006 Stock Option Plan (“the Plan”), providing for awards of non-statutory stock options, was adopted by the Board of Directors of the Company on ___, and approved by its shareholders on ___; and
     WHEREAS, the Plan provides that the United Bankshares, Inc. Compensation Committee (“the Committee”) shall administer the Plan; and
     WHEREAS, the Plan provides that the Committee may select any officer or key employee of the Company or of its subsidiaries to participate in the Plan; and
     WHEREAS, the Committee has selected Employee who meets the Plan’s eligibility requirements to participate in the Plan and to be granted an option to purchase the shares of stock described hereafter in accordance with the terms of this Option Agreement and the Plan; and
     WHEREAS, the Committee by resolution effective ___, authorized the Chairman to award stock options to deserving, eligible employees and further authorized the Chairman, President or Executive Vice President, and Secretary of the Company to execute this Option Agreement evidencing the grant of such option.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:
     1. Grant of Option. The Company hereby irrevocably grants to Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (“Option”) to purchase all or any part of an aggregate of 0,000 shares of authorized common stock of the Company on the terms and conditions herein set forth. The term “common stock” as used herein shall, except as otherwise indicated by the context, mean the $2.50 par value common stock of the Company authorized as of the date hereof. The options awarded hereunder are not intended to qualify as incentive stock options (ISOs) as defined in the Internal Revenue Code of 1986, as amended (“Code”).
     2. Option Price. The purchase price for each share of common stock covered by the Option shall be $00.00 per share, which amount represents the fair market value of the stock on the Grant Date as determined in good faith by the Committee.
     3. Term. The term of the Option shall be for a period of ten (10) years from the Grant Date unless the Option expires or is terminated at an earlier time as hereinafter provided.

     4. Rights as Stockholders. The Employee shall not have any of the rights of a stockholder with respect to the shares of common stock covered by the Option until such shares shall be issued upon the due exercise of the Option.
     5. Nonassignable and Nontransferable. Pursuant to the Plan, each Option, and all rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. With the exception hereafter noted for disability, during Employee’s lifetime, an Option may only be exercised by the Employee. If Employee suffers total and permanent disability, an Option may be exercised by Employee, if capable, or by Employee’s committee, guardian, attorney-in-fact or other authorized person or entity. After the death of Employee, an Option may be exercised by his or her personal representative, legatee or heir, as the case may be.
     6. Exercisability of Option. The Option shall become exercisable in accordance with the following vesting schedule:

Years from
Grant of Option	Percentage Vested
1	0%
2	0%
3	100%
     In order for options to vest, an optionee must be an employee on the date the options are scheduled to vest (as outlined in the preceding schedule) or in the case of a change in control, (as described below) the optionee must be an employee on the date the change in control is deemed to have occurred in order to have the vesting of outstanding options accelerated.
     Provided, however, in the event of a change in control, vesting shall be accelerated and Employee shall be permitted to exercise all options granted beginning on the date of a binding contract which will result in a change in control, whether or not the contract is performed, and ending on the effective date of the change in control.
     For the purpose of this Agreement, a “change in control” shall be deemed to have occurred: (i) if any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group of persons, together with its affiliates excluding employee benefit plans of United Bank or its subsidiaries, shall become the beneficial owner (as such term is used in the Exchange Act), directly or indirectly of common stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities eligible to be voted in an election of directors, unless two-thirds of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred: (ii) if at any time individuals who at the date of this Agreement constitute at least a majority of the Board of Directors cease for any reason other than death or voluntary resignation (being a resignation not requested by any other person or persons, including without limitation, the retirement of a director at the end of his or her term) to constitute at least a majority thereof; (iii) if there is a change in control of a nature that, in the opinion of counsel for the Company, would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, unless two-thirds of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred; (iv) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company; or (v) any event which United’s Board of Directors determine constitutes a “change in control.”
     7. Termination of Option. Except as provided otherwise herein, all rights under the Option shall expire, to the extent not heretofore exercised, ten years from the grant of this Option. In the event of a change in control, all unexpired options shall terminate, if not sooner, as of the effective date of the change in control. The surviving or resulting corporation or other entity, in its absolute discretion, may grant options to purchase its shares on such terms and conditions as it desires.
     8. Employment Status of Employee. Except as hereinafter provided with respect to disability and death and subject to the termination of option provisions in Section 7 above, each vested Option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination of employment of the Employee. In the event termination of employment is the result of the optionee’s permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code, or successor section, each vested Option, to the extent it shall not have been exercised, shall terminate one (1) year after the termination of employment of the Employee. The three (3) month and one (1) year limitations are waived entirely for exercises by estates or by persons receiving Options because of the death of the Employee. Provided, however, that nothing in this section shall operate to extend the term of the Option beyond the term stated in Section 3 hereof, subject to earlier termination of the option as provided in Section 7 above. Any option that is not vested at the time of an optionee’s termination or death will expire commensurate with such termination of employment or death, as applicable.
     9. Change of Duties. This Option shall not be affected (i) by any change of duties or position (including transfer to or from a subsidiary), so long as the Employee continues to be an employee of the Company or of any of its subsidiaries, or (ii) by a temporary leave of absence that does not sever the employment relationship. For this purpose, a temporary leave of absence for a period of less than three (3) months must be approved by an officer of the Company [or in accordance with procedures applicable to approved leaves under the Family and Medical Leave Act of 1993—discuss], and a temporary leave of absence for a period of three (3) months or more must be approved by the Board of Directors of the Company.
     10. Changes in Capital Structure. The number, kind, or class (or any combination thereof) of shares of stock reserved under Section 4 of the Plan; the grant limitations also defined in Section 4 of the Plan; the number, kind, or class (or any combination thereof) of shares of stock subject to options; and the exercise price of the options shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits.
     11. Exercise of Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to United Bankshares, Inc. at the Company’s offices, which are presently at United Square, Fifth & Avery Streets, Parkersburg, West Virginia 26101. Such notice shall state the date of this Agreement, the election to exercise the Option, and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of the shares or by alternative means of exercise as determined by the Committee. The Company shall issue and deliver a certificate or certificates representing the shares as soon as practicable after the notice is received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons exercising the Option and shall be delivered to or upon the written order of the person or persons exercising the Option. In the event the Option is being exercised pursuant to Section 5 hereof by any person or persons other than Employee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares issued as provided herein will be fully paid and non-assessable.
     12. Order of Exercise. Any vested option granted pursuant to this Plan may be exercised in any order, at the discretion of Employee.
     13. Reservation of Shares. The Company shall at all times during the term of the Option reserve a number of shares of common stock that will be sufficient to satisfy the requirements of this Option Agreement, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
     14. Inclusion of Subsidiary and Successor Corporations. For purposes of this Option Agreement, employment by a subsidiary corporation of the Company shall be considered employment by the Company. As used in this paragraph, the term “subsidiary corporation” shall mean any present or future subsidiary corporation of the Company coming within the definition of “subsidiary corporation” contained in Section 424(f) of the Internal Revenue Code of 1986, as amended, or any successor section. This Option Agreement shall be binding upon any successor or successors of the Company and reference herein to the Company, unless clearly inapplicable, shall be deemed to include any such successor or successors of the Company.
     15. Effect of Plan. The Option granted hereunder is granted pursuant to the terms of and is in all respects limited and conditioned as provided in the United Bankshares, Inc. 2006 Stock Option Plan, a copy of which is attached to and made a part of this Option Agreement. In the event any conflict exists between the terms and conditions of the Plan at the Grant Date and this Option Agreement, the terms and conditions of the Plan shall prevail.
     16. Disclosure. Employee acknowledges receipt of a copy of the United Bankshares, Inc. 2006 Stock Option Plan, and a copy of the most recent United Bankshares, Inc. Annual Report.
     17. Construction. If any provision of this Option Agreement is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Option Agreement, but shall be fully severable, and the Option Agreement shall be construed and enforced as if the illegal or invalid provisions had never been inserted. For all purposes of the Option Agreement, where the context permits, the singular shall include the plural, and the plural shall include the singular. All decisions of the Committee upon questions regarding the Option Agreement shall be conclusive and binding on all persons. The headings of the paragraphs of this Option Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms of provisions hereof.

     18. Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia.
     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its officers thereunto duly authorized, and Employee has signed the same, all as of the day and year first above written:

UNITED BANKSHARES, INC.

By:

	Its:	Chairman and CEO

[CORPORATE SEAL]

ATTEST:

[SEAL]

EMPLOYEE